Matinas BioPharma Reports 2018 Financial Results and Provides Corporate Update

– Key focus on advancing the development of MAT9001, a potential best-in-class cardiovascular therapy in what is projected to be a new, multi-billion dollar prescription-only omega-3 market –

– Company continues to drive development of proprietary and highly differentiated lipid nano-crystal (LNC) platform delivery technology and lead platform drug MAT2203, while advancing opportunities with strategic partners in the gene therapy area –

– Recent financing funds Company to fully support clinical development through multiple value-driving data points and well into 2021 –

– Company to host conference call and webcast today, Tuesday, April 2 at 8:00 AM ET –

Bedminster, NJ (April 2, 2019) – Matinas BioPharma Holdings, Inc. (NYSE AMER: MTNB), a clinical-stage biopharmaceutical company, today announced its financial results for the year ended December 31, 2018 and provided a corporate update.

“In just over six months we have made substantial progress advancing our corporate strategy, and I believe we have positioned Matinas for a transformational year in 2019. We have put all of the key strategic pieces in place to assist in driving clinical development forward. With impressive additions to our executive team and by expanding our world-class group of scientific and regulatory advisors, we are prepared to capitalize on the opportunity provided by a renewed interest in the cardiovascular space with our legacy asset, MAT9001, which has previously demonstrated superiority to Vascepa™ in an initial head-to-head study,” commented Jerome D. Jabbour, Chief Executive Officer of Matinas. “MAT9001 is a purposely-designed, prescription-only omega-3 fatty acid that we believe has the potential to be a best-in-class differentiated therapy in a multi-billion dollar omega-3 cardiovascular market. Our carefully considered clinical development program involves a streamlined pathway to approval in severe hypertriglyceridemia, along with generating additional data highlighting the differentiation and, potentially, superiority of MAT9001 to the other omega-3 products currently approved or in development. I am confident we now have the right team and the optimal strategy in place to move the entirety of our program forward and hopefully realize the significant potential associated with this important product.”

RECENT HIGHLIGHTS

●	Appointed distinguished leader in the pharmaceutical industry, Patrick G. LePore, to Board of Directors;
●	Added global drug development veteran Theresa Matkovits, Ph.D., as Chief Development Officer to advance the LNC platform technology;
●	Assembled world class Scientific Advisory Board to guide clinical development strategy of MAT9001;
●	Added strategic financial expertise with the appointment of Keith A. Kucinski, CPA, MBA as Chief Financial Officer;
●	Signed first LNC platform research evaluation with top global pharma;

●	Bolstered team with cardiovascular expert, James J. Ferguson III, M.D., as Chief Medical Officer to assist in leading clinical development of MAT9001; and
●	Closed $30 million financing led by fundamental institutional investors to fund MAT9001 and LNC platform through key data.

“In addition to MAT9001, the development of our LNC platform delivery technology continues to be an important area of focus for the Company as we continue to make progress on multiple fronts. In January we announced our first research evaluation with a top global pharmaceutical company, which paves the way for subsequent work with future collaborators. We also continue to advance MAT2203, our internal product candidate leveraging the LNC platform, and are currently pursuing an indication for the treatment of cryptococcal meningitis supported by non-dilutive NIH funding to advance this program,” continued Mr. Jabbour. “Finally, in March we closed a $30 million financing, led by fundamental healthcare institutional investors, which transformed our balance sheet. We are now well-funded with sufficient capital to fund the Company through multiple key clinical and regulatory milestones and well into 2021.”

MAT9001 DEVELOPMENT UPDATE: ADVANCING, A PROPRIETARY, POTENTIAL BEST-IN-CLASS PRESCRIPTION-ONLY OMEGA-3 DRUG

The Company’s lead cardiovascular product, MAT9001, is a proprietary prescription-only omega-3 fatty acid product, comprised of a complex mixture of omega-3 fatty acids, consisting primarily of eicosapentaenoic acid (EPA) and docosapentaenoic (DPA). MAT9001 is being developed for the treatment of severe hypertriglyceridemia (≥ 500 mg/dL). Leveraging the support of a world class team of external scientific and clinical advisors and internal clinical and regulatory expertise, Matinas has put in place a streamlined clinical development program for approval of MAT9001, while also planning several additional studies designed to highlight the differentiating features of MAT9001 relative to the leading therapies in this space.

In 2019 Matinas intends to initiate a number of studies, including a 28-day comparative bridging toxicology study and a comparative clinical bioavailability, further assessing PK parameters of MAT9001. These studies are designed to support a potential U.S. Food and Drug Administration (FDA) approval. The Company also plans to initiate an additional head-to-head study vs. Vascepa, with data expected in the 3rd quarter of 2020.

LNC PLATFORM TECHNOLOGY UPDATE: ENABLING THE SAFE INTERCELLULAR DELIVERY OF MEDICINES

The Company’s proprietary LNC delivery technology platform utilizes lipid nano-crystals which can encapsulate small molecules, nucleic acid polymers such as oligonucleotides, vaccines, peptides, proteins and other medicines potentially making them safer, more tolerable, less toxic and orally bioavailable. Matinas is currently focused on leveraging its LNC delivery platform to develop its own pipeline of product candidates, as well as establishing collaborations with large pharmaceutical and biotech companies.

In January 2019 Matinas announced its first research evaluation with an undisclosed top global pharmaceutical company aimed to evaluate synergistic effects of its LNC platform delivery technology with the Company’s partner’s nucleic acid polymer technology.

Matinas continues to advance its discussions with multiple strategic and research partners and expects to utilize this strategy to expand the successful application of its LNC Technology.

MAT2203 – ADVANCING THE DEVELOPMENT OF POTENTIAL BEST-IN-CLASS ANTIFUNGAL DRUG LEVERAGING LNC DELIVERY PLATFORM TECHNOLOGY

The Company’s lead LNC platform-based drug candidate, MAT2203 is an oral formulation of amphotericin B, a well-known and highly-effective, antifungal drug currently used and approved to treat a variety of invasive, and potentially deadly, fungal infections. MAT2203 is currently being developed for the treatment of cryptococcal meningitis, with non-dilutive funding from the National Institutes of Health (NIH) through key efficacy milestones.

The Company plans to meet with FDA to review the MAT2203 development plan and design for a Phase 2 study in patients with cryptococcal meningitis and expects to initiate the study in the second half of 2019.

SUMMARY OF FINANCIAL RESULTS FOR 2018

For the twelve months ended December 31, 2018, the Company reported a net loss of approximately $14.1 million, or a net loss per share basic and diluted of $0.15, compared to a net loss of approximately $15.5 million, or a net loss per share basic and diluted of $0.36, for the twelve months ended December 31, 2017.

The Company ended the year with cash and cash equivalents of approximately $13.0 million. Subsequent to year end, the Company completed a public offering of its common stock for gross proceeds of $32.4 million, before deducting underwriting discounts and commissions and other estimated offering expenses. Based on Management’s current projections the Company believes that cash on hand is sufficient to fund operations well into 2021.

CONFERENCE CALL AND WEBCAST DETAILS

As previously announced, Matinas will host a live conference call and webcast for investors, analysts and other interested parties today, Tuesday, April 2, 2019 at 8:00 a.m. ET.

To participate in the call, please dial (877) 407-5976 (domestic) or (412) 902-0031 (international). The live webcast will be available on the Events page of the Investors section of the Company’s website (www.matinasbiopharma.com), and will be archived for 60 days.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on creating value through the streamlined development of its lead product candidate, MAT9001, for the treatment of cardiovascular and metabolic conditions and the application of its lipid nano-crystal (“LNC”) platform technology to solve complex challenges relating to the safe and effective delivery of small molecules, gene therapies, proteins, peptides and vaccines.

Matinas BioPharma Holdings Inc.

Consolidated Balance Sheets

	December 31,
	2018	2017
ASSETS:

Current assets:
Cash and cash equivalents	$12,446,838	$7,306,507
Restricted cash	100,000	155,431
Prepaid expenses	538,646	502,032
Total current assets	13,085,484	7,963,970

Non-current assets:
Leasehold improvements and equipment - net	2,042,893	1,569,858
In-process research and development	3,017,377	3,017,377
Goodwill	1,336,488	1,336,488
Restricted cash - security deposits	461,000	535,999
Total non-current assets	6,857,758	6,459,722
Total assets	$19,943,242	$14,423,692

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Current liabilities:
Accounts payable	$295,652	$582,867
Note payable	199,842	170,236
Accrued expenses	1,086,868	959,147
Stock dividends payable	1,174,286	-
Deferred revenue	-	29,937
Lease liability	83,245	26,975
Total current liabilities	2,839,893	1,769,162

Non-current liabilities:
Deferred tax liability	341,265	848,185
Deferred rent liability	512,704	455,554
Lease liability - net of current portion	107,656	67,683
Stock dividends payable - long term	-	601,143
Total non-current liabilities	961,625	1,972,565
Total liabilities	3,801,518	3,741,727

Stockholders’ equity:
Series A Convertible preferred stock, stated value $5.00 per share, 1,600,000 shares authorized as of December 31, 2018 and 2017; 1,467,858 and 1,502,858 shares issued and outstanding as of December 31, 2018 and 2017, respectively, (liquidation preference - $8,513,576 at December 31, 2018)	5,583,686	5,716,825
Series B Convertible preferred stock, stated value $1,000 per share, 8,000 shares authorized and 4,819 shares outstanding as of December 31, 2018 (liquidation preference - $4,819,000 at December 31, 2018) No shares authorized or outstanding as of December 31, 2017.	4,196,547	-
Common stock par value $0.0001 per share, 250,000,000 and 250,000,000 shares authorized at December 31, 2018 and December 31, 2017, respectively; 113,287,670 issued and outstanding as of December 31, 2018; 93,371,129 issued and outstanding as of December 31, 2017	11,329	9,335
Additional paid in capital	72,294,921	56,230,347
Accumulated deficit	(65,944,759)	(51,274,542)
Total stockholders’ equity	16,141,724	10,681,965
Total liabilities and stockholders’ equity	$19,943,242	$14,423,692

Matinas BioPharma Holdings, Inc.

Consolidated Statements of Operations

	For the Year Ended December 31,
	2018	2017
Revenue:
Contract research revenue	$119,750	$149,687
Costs and Expenses:
Research and development	6,787,474	9,010,499
General and administrative	7,978,821	7,641,592

Total costs and expenses	14,766,295	16,652,091

Loss from operations	(14,646,545)	(16,502,404)
Sale of New Jersey net operating loss	-	636,927
Other income, net	56,552	22,032
Benefit for income taxes	506,920	356,956

Net loss	$(14,083,073)	$(15,486,489)

Preferred stock series A & B accumulated dividends	(905,043)	(608,343)
Inducement charge from exercise of warrants	-	(16,741,356)

Net loss attributable to common shareholders	$(14,988,116)	$(32,836,188)

Net loss available for common shareholders per share - basic and diluted	$(0.15)	$(0.36)

Weighted average common shares outstanding:
Basic and diluted	98,103,210	90,475,035

Forward Looking Statements: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s anticipated capital and liquidity needs, strategic focus and the future development of its product candidates, including MAT9001 and MAT2203, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the anticipated timing of regulatory interactions, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor and Media Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (833) 475-8247

Email: mtnb@jtcir.com

Source: Matinas BioPharma Holdings, Inc.

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